AllianceBernstein Mid- Cap Growth Fund, Inc.
811-00204


77.D0  Policies with respect to security investment


ALLIANCEBERNSTEIN MID-CAP GROWTH FUND, INC. (AMCGF)

Forms of Resolutions for Adoption
at Meetings of Boards of Directors
August 5-7, 2008

(AMCGF)	RESOLVED, that a change of the name of AllianceBernstein
Mid-Cap Growth Fund, Inc. to AllianceBernstein Small/Mid-Cap Growth Fund, Inc. is hereby authorized and approved;

		RESOLVED, that, as permitted by the Maryland General Corporation Law, it is advisable and in the best interests of AMCGF to amend the charter of AMCGF to change the name of AMCGF to AllianceBernstein Small/Mid-Cap Growth Fund, Inc. and that the name change is hereby authorized and approved and the appropriate officers of the Fund be, and they hereby are, authorized and instructed to take any and all such actions as they deem necessary or advisable in connection with filing of the Articles of Amendment, with the Maryland State Department of Assessments and Taxation effecting such change; and

		RESOLVED, that the Board of Directors hereby approves the proposal presented to this Regular Meeting with respect to AMCGF to adopt a non-fundamental investment policy to invest, under normal circumstances, at least 80% if its net assets in small and mid-cap companies, provided that this 80% policy may not be changed without 60 days prior written notice to shareholders. For these purposes, small- and mid-cap companies are those that, at the time of investment, fall within the capitalization range between: (a) the smaller of $1 billion or the market capitalization of the smallest company in the Russell 2500 Growth Index and (b) the greater of $6 billion or the market capitalization of the largest company in the Russell
2500 Growth Index); and

      RESOLVED, that the Board of Directors hereby approves the proposal to broaden the Funds guidelines to provide the Fund with the flexibility to invest up to 20% of its total assets in the securities of non-U.S. issuers, to invest up to 20% of its total assets in rights and warrants and to invest in reverse repurchase agreements; and
	RESOLVED, that the Secretary of AMCGF is hereby authorized and directed, in the name and on behalf of AMCGF, to prepare and mail or cause to be mailed notice of the name change in accordance with Rule 35d-1 under the Investment Company Act of 1940, as amended (the 1940 Act) along with notice of the changes in non-fundamental investment policies;

	RESOLVED, the corporate seal of AMCGF may be affixed to any instrument or document executed pursuant to the foregoing resolutions;

	RESOLVED, that, in addition to and without limiting the foregoing, the officers of AMCGF be, and each of them hereby is, authorized and empowered, in the name and on behalf of AMCGF, to make all such arrangements and to do and perform all such acts and things, as they may deem necessary or appropriate in order to effectuate fully the purpose of each and all of the foregoing resolutions; and

          RESOLVED, that the foregoing resolutions shall become effective on or about November 3, 2008 or such other date as determined by the officers of AMCGF.














Ablegal/ASMCGF/Item 77D0 for nsar 3-09







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